                                                     ---------------------------
                                                           OMB APPROVAL
                                                     ---------------------------
                         UNITED STATES               OMB Number: 3235-0145
              SECURITIES AND EXCHANGE COMMISSION     Expires: December 31, 2005
                     WASHINGTON, D.C. 20549          Estimated average burden
                                                     hours per response . . . 11
                                                     ---------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                            Apropos Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03833410
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 23 Pages

------------------                                            ------------------
CUSIP No. 03833410                    13G                     PAGE 2 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ARCH Venture Fund II, L.P.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             0
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
          EACH             -----------------------------------------------------
       REPORTING           7        SOLE DISPOSITIVE POWER
        PERSON
         WITH                                0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,576,205
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.37%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 23 Pages

------------------                                            ------------------
CUSIP No. 03833410                    13G                     PAGE 3 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ARCH II Parallel Fund, L.P.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             0
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
          EACH             -----------------------------------------------------
       REPORTING           7        SOLE DISPOSITIVE POWER
        PERSON
         WITH                                 0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,576,205
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.37%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 23 Pages

------------------                                            ------------------
CUSIP No. 03833410                    13G                     PAGE 4 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        ARCH Management Partners II, L.P.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             0
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
         EACH              -----------------------------------------------------
       REPORTING           7        SOLE DISPOSITIVE POWER
        PERSON
         WITH                                0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,576,205
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.37%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 23 Pages

------------------                                            ------------------
CUSIP No. 03833410                    13G                     PAGE 5 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ARCH Venture Partners, L.P.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             0
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
         EACH              -----------------------------------------------------
       REPORTING           7        SOLE DISPOSITIVE POWER
        PERSON
         WITH                                0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,576,205
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.37%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 23 Pages

------------------                                            ------------------
CUSIP No. 03833410                    13G                     PAGE 6 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ARCH Venture Corporation
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Illinois
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             0
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
          EACH             -----------------------------------------------------
       REPORTING           7        SOLE DISPOSITIVE POWER
         PERSON
          WITH                               0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,576,205
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.37%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 23 Pages

------------------                                            ------------------
CUSIP No. 03833410                    13G                     PAGE 7 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ARCH Venture Fund III, L.P.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             0
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
          EACH             -----------------------------------------------------
        REPORTING           7        SOLE DISPOSITIVE POWER
         PERSON
          WITH                                0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,576,205
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.37%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 23 Pages

------------------                                            ------------------
CUSIP No. 03833410                    13G                     PAGE 8 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ARCH Venture Partners, L.L.C.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             0
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
          EACH             -----------------------------------------------------
        REPORTING          7        SOLE DISPOSITIVE POWER
         PERSON
          WITH                               0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,576,205
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.37%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 23 Pages

------------------                                            ------------------
CUSIP No. 03833410                    13G                     PAGE 9 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Steven Lazarus
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             4,366
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
          EACH             -----------------------------------------------------
        REPORTING          7        SOLE DISPOSITIVE POWER
         PERSON
          WITH                               4,366
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,580,571
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                   [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.40%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 23 Pages

------------------                                           -------------------
CUSIP No. 03833410                    13G                    PAGE 10 OF 23 PAGES
------------------                                           -------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Keith Crandell
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             32,697
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
          EACH             -----------------------------------------------------
        REPORTING          7        SOLE DISPOSITIVE POWER
         PERSON
          WITH                               32,697
                           -----------------------------------------------------
                           8       SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,608,902
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.54%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 23 Pages

------------------                                           -------------------
CUSIP No. 03833410                    13G                    PAGE 11 OF 23 PAGES
------------------                                           -------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Robert Nelsen
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             4,366
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
         EACH              -----------------------------------------------------
       REPORTING           7        SOLE DISPOSITIVE POWER
        PERSON
         WITH                                4,366
                          ------------------------------------------------------
                          8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,580,571
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.40%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 23 Pages

------------------                                           -------------------
CUSIP No. 03833410                    13G                    PAGE 12 OF 23 PAGES
------------------                                           -------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Clinton Bybee
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                             4,366
        NUMBER OF          -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                             2,576,205
          EACH             -----------------------------------------------------
        REPORTING          7        SOLE DISPOSITIVE POWER
         PERSON
          WITH                               4,366
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                             2,576,205
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,580,571
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.40%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 23 Pages

------------------                                           -------------------
CUSIP No. 03833410                    13G                    PAGE 13 OF 23 PAGES
------------------                                           -------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer: Apropos Technology, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 1 Tower Lane, Suite 2850, Oak Brook Terrace, IL 60181.

Item 2(a). Names of Persons Filing: ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"); ARCH II Parallel Fund, L.P. ("ARCH II Parallel Fund"); ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("AVP LP"); ARCH Venture Corporation ("ARCH Venture Corporation"); ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund II, ARCH II Parallel Fund, ARCH Management Partners II, AVP LP, and ARCH Venture Fund III are limited partnerships organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. ARCH Venture Corporation is a corporation organized under the laws of the State of Illinois. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).        CUSIP Number: 03833410

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           ARCH Venture Fund II is the record owner of 1,412,133 shares of Common Stock (the "ARCH Venture Fund II Shares") as of December 31, 2002.

                               Page 13 of 23 Pages

------------------                                           -------------------
CUSIP No. 03833410                    13G                    PAGE 14 OF 23 PAGES
------------------                                           -------------------

                           ARCH II Parallel Fund is the record owner of 142,002 shares of Common Stock (the "ARCH II Parallel Fund Shares") as of December 31, 2002. ARCH Venture Fund III is the record owner of 995,024 shares of Common Stock (the "ARCH Venture Fund III Shares") and a warrant for the purchase of 27,046 shares of Common Stock ("ARCH Venture Fund III Warrant" and, together with the ARCH Venture Fund III Shares, the ARCH II Parallel Fund Shares and the ARCH Venture Fund II Shares, the "Record Shares") as of December 31, 2002. ARCH Management Partners II is the sole general partner of each of ARCH Venture Fund II and ARCH II Parallel Fund. AVP LP is the sole general partner of ARCH Management Partners II. ARCH Venture Corporation is the sole general partner of AVP LP. AVP LLC is the sole general partner of ARCH Venture Fund III. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power and direct the disposition and vote of the Record Shares. As individual general partners or managing directors of the Reporting Entities, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2002, each Managing Director except Crandell is the record owners of 4,366 shares of Common Stock. Crandell is the record owner of 4,366 shares of Common Stock and owns an option to purchase 28,331 shares of Common Stock ("Option Shares"), of which an option for 26,664 shares is exercisable as of the date hereof and an option for 1,667 shares is exercisable within 60 days of the date hereof.

                  (b) Percent of class: Each Reporting Person except for the Managing Directors: 15.37%. Each Managing Director except Crandell: 15.40%. Crandell: 15.54%. The foregoing percentages, except Crandell's percentage, are calculated based on the 16,758,798 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002 ("Reported Shares"). Crandell's percentage is calculated based on 16,787,129 shares, which includes the Reported Shares and the Option Shares.

                  (c)      Number of shares as to which the person has:

                           (i)  Sole power to vote or to direct the vote:

                                    0 shares for each Reporting Person except the Managing Directors. 4,366 shares for each Managing Director except Crandell. 32,697 shares for Crandell, which includes the Option Shares.

                           (ii)     Shared power to vote or to direct the vote:

                                    Each of the Reporting Persons:  2,576,205.

                           (iii) Sole power to dispose or to direct the disposition of:

                               Page 14 of 23 Pages

------------------                                           -------------------
CUSIP No. 03833410                    13G                    PAGE 15 OF 23 PAGES
------------------                                           -------------------

                                    0 shares for each Reporting Person except the Managing Directors. 4,366 shares for each Managing Director except Crandell. 32,697 shares for Crandell, which includes the Option Shares.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons:  2,576,205.

                  Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Section 240.13d-1(b) nor Section 240.13d-1(c).

                               Page 15 of 23 Pages

------------------                                           -------------------
CUSIP No. 03833410                    13G                    PAGE 16 OF 23 PAGES
------------------                                           -------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003               ARCH VENTURE FUND II, L.P.

                                       By: ARCH Management Partners II, L.P.
                                           its General Partner

                                           By: ARCH Venture Partners, L.P.
                                               its General Partner

                                               By: ARCH Venture Corporation
                                                   its General Partner

                                                    By:           *
                                                        ------------------------
                                                        Steven Lazarus
                                                        Managing Director

                                       ARCH II PARALLEL FUND, L.P.

                                       By: ARCH Management Partners II, L.P.
                                           its General Partner

                                           By: ARCH Venture Partners, L.P.
                                               its General Partner

                                               By: ARCH Venture Corporation
                                                   its General Partner

                                                   By:            *
                                                       -------------------------
                                                       Steven Lazarus
                                                       Managing Director

                                       ARCH MANAGEMENT PARTNERS II, L.P.

                                       By: ARCH Venture Partners, L.P.
                                           its General Partner

                                           By: ARCH Venture Corporation
                                               its General Partner

                                               By:           *
                                                   -----------------------
                                                   Steven Lazarus
                                                   Managing Director

                               Page 16 of 23 Pages

------------------                                           -------------------
CUSIP No. 03833410                    13G                    PAGE 17 OF 23 PAGES
------------------                                           -------------------

                                       ARCH VENTURE PARTNERS, L.P.

                                       By: ARCH Venture Corporation
                                           its General Partner

                                           By:            *
                                               -------------------------
                                               Steven Lazarus
                                               Managing Director

                                       ARCH VENTURE CORPORATION

                                       By:             *
                                           --------------------------
                                           Steven Lazarus
                                           Managing Director

                                       ARCH VENTURE FUND III, L.P.

                                       By: ARCH Venture Partners, L.L.C.
                                           its General Partner

                                           By:            *
                                               --------------------------
                                               Steven Lazarus
                                               Managing Director

                                       ARCH VENTURE PARTNERS, L.L.C.

                                           By:            *
                                               -------------------------
                                               Steven Lazarus
                                               Managing Director

                                                     *
                                       ------------------------------
                                           Steven Lazarus

                                                     *
                                       ------------------------------
                                           Keith Crandell

                                                     *
                                       ------------------------------
                                           Robert Nelsen

                                                       *
                                       -----------------------------------
                                           Clinton Bybee

                                                     * By: /s/ Mark McDonnell
                                                           ---------------------
                                                           Mark McDonnell
                                                           as Attorney-in-Fact

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                               Page 17 of 23 Pages

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CUSIP No. 03833410                    13G                    PAGE 18 OF 23 PAGES
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                                                                       Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Apropos Technology, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 10, 2003              ARCH VENTURE FUND II, L.P.

                                       By: ARCH Management Partners II, L.P.
                                           its General Partner

                                           By: ARCH Venture Partners, L.P.
                                               its General Partner

                                               By: ARCH Venture Corporation
                                                   its General Partner

                                                    By:            *
                                                        ------------------------
                                                        Steven Lazarus
                                                        Managing Director

                                       ARCH II PARALLEL FUND, L.P.

                                       By: ARCH Management Partners II, L.P.
                                           its General Partner

                                           By: ARCH Venture Partners, L.P.
                                               its General Partner

                                               By: ARCH Venture Corporation
                                                   its General Partner

                                                    By:            *
                                                        ------------------------
                                                        Steven Lazarus
                                                        Managing Director

                               Page 18 of 23 Pages

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CUSIP No. 03833410                    13G                    PAGE 19 OF 23 PAGES
------------------                                           -------------------

                                       ARCH MANAGEMENT PARTNERS II, L.P.

                                       By: ARCH Venture Partners, L.P.
                                           its General Partner

                                           By: ARCH Venture Corporation
                                               its General Partner

                                               By:          *
                                                   ---------------------
                                                   Steven Lazarus
                                                   Managing Director

                                       ARCH VENTURE PARTNERS, L.P.

                                       By: ARCH Venture Corporation
                                           its General Partner

                                           By:            *
                                               -------------------------
                                               Steven Lazarus
                                               Managing Director

                                       ARCH VENTURE CORPORATION

                                       By:             *
                                           --------------------------
                                           Steven Lazarus
                                           Managing Director

                                       ARCH VENTURE FUND III, L.P.

                                       By: ARCH Venture Partners, L.L.C.
                                           its General Partner

                                           By:           *
                                               ----------------------
                                               Steven Lazarus
                                               Managing Director

                                       ARCH VENTURE PARTNERS, L.L.C.

                                           By:           *
                                               ----------------------
                                               Steven Lazarus
                                               Managing Director

                               Page 19 of 23 Pages

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CUSIP No. 03833410                    13G                    PAGE 20 OF 23 PAGES
------------------                                           -------------------

                                                       *
                                       -----------------------------------
                                           Steven Lazarus

                                                       *
                                       -----------------------------------
                                           Keith Crandell

                                                       *
                                       -----------------------------------
                                           Robert Nelsen

                                                       *
                                       -----------------------------------
                                           Clinton Bybee

                                                    * By: /s/ Mark McDonnell
                                                          ----------------------
                                                          Mark McDonnell
                                                          as Attorney-in-Fact

This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                               Page 20 of 23 Pages

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CUSIP No. 03833410                    13G                    PAGE 21 OF 23 PAGES
------------------                                           -------------------

                                                                       Exhibit 2

                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 2001.

                                       ARCH VENTURE FUND II, L.P.

                                       By: ARCH Management Partners II, L.P.
                                           its General Partner

                                           By: ARCH Venture Partners, L.P.
                                               its General Partner

                                               By: ARCH Venture Corporation
                                                   its General Partner

                                                    By: /s/ Steven Lazarus
                                                        -----------------------
                                                        Managing Director

                                       ARCH II PARALLEL FUND, L.P.

                                       By: ARCH Management Partners II, L.P.
                                           its General Partner

                                           By: ARCH Venture Partners, L.P.
                                               its General Partner

                                               By: ARCH Venture Corporation
                                                   its General Partner

                                                    By:            *
                                                        ------------------------
                                                        Steven Lazarus
                                                        Managing Director

                               Page 21 of 23 Pages

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CUSIP No. 03833410                    13G                    PAGE 22 OF 23 PAGES
------------------                                           -------------------

                                       ARCH MANAGEMENT PARTNERS II, L.P.

                                       By: ARCH Venture Partners, L.P.
                                           its General Partner

                                           By: ARCH Venture Corporation
                                               its General Partner

                                               By: /s/ Steven Lazarus
                                                   ----------------------------
                                                   Managing Director

                                       ARCH VENTURE PARTNERS, L.P.

                                       By: ARCH Venture Corporation
                                           its General Partner

                                           By: /s/ Steven Lazarus
                                               ---------------------------
                                               Managing Director

                                       ARCH VENTURE CORPORATION

                                       By: /s/ Steven Lazarus
                                           ----------------------------
                                           Managing Director

                                       ARCH VENTURE FUND III, L.P.

                                       By: ARCH Venture Partners, L.L.C.
                                           its General Partner

                                           By: /s/ Steven Lazarus
                                               ---------------------------
                                               Steven Lazarus
                                               Managing Director

                                       ARCH VENTURE PARTNERS, L.L.C.

                                           By:    /s/ Steven Lazarus
                                               -----------------------------
                                               Steven Lazarus
                                               Managing Director

                                       /s/ Steven Lazarus
                                       -----------------------------
                                           Steven Lazarus

                                       /s/ Keith Crandell
                                       -----------------------------
                                           Keith Crandell

                               Page 22 of 23 Pages

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CUSIP No. 03833410                    13G                    PAGE 23 OF 23 PAGES
------------------                                           -------------------

                                       /s/ Robert Nelsen
                                       -----------------------------
                                           Robert Nelsen

                                       /s/ Clinton Bybee
                                       -----------------------------
                                           Clinton Bybee

                               Page 23 of 23 Pages